CISTRON BIOTECHNOLOGY, INC.

                                   BALANCE SHEETS




                                                               June 30,
                                                      ------------------------
                                                          1995          1996
                                                      ----------    ----------
ASSETS
CURRENT ASSETS:
  Cash and equivalents                                $   891,152   $   359,600
  Accounts receivable-trade                                69,542        28,939
  Accounts receivable-other                                82,826       206,610
  Inventories                                               7,408         6,337
  Prepaid expenses                                           -              500
A                                                      ----------    ----------
TOTAL CURRENT ASSETS                                    1,050,928       601,986
PROPERTY AND EQUIPMENT:
  Machinery and equipment                                 498,642       504,211
  Furniture and fixtures                                  147,113       147,113
  Leasehold improvements                                   77,674        77,674
                                                       ----------    ----------
                                                          723,429       728,998
   Less: Accumulated depreciation                         712,865       722,992
                                                      ----------    ----------
                                                           10,564         6,006
                                                      ----------    ----------
SECURITY DEPOSIT                                           23,938        23,938
                                                       ----------    ----------
PATENTS, Net of accumulated amortization
 of $6,586 and $9,236 in 1995 and 1996, respectively       30,519        27,869
                                                       ----------    ----------
TOTAL ASSETS                                          $ 1,115,949   $   659,799
                                                       ===========  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accrued expenses and accounts payable (Note 3)      $   342,286   $   512,762
                                                      ----------    ----------
TOTAL CURRENT LIABILITIES                                 342,286       512,762
                                                       ----------    ----------
  Long-term accounts payables (Note 3)                    268,098       747,638
                                                       ----------    ----------
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value 50,000,000 shares
  authorized, issued and outstanding 26,882,990
  shares in each period                                   268,830       268,830
  Additional paid-in capital                            8,615,919     8,615,919
  Deficit accumulated during the development stage     (8,379,184)   (9,485,350)
                                                       ----------    ----------
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)                   505,565      (600,601)
                                                      -----------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 1,115,949   $   659,799
                                                      ===========   ===========

                     See accompanying notes to financial statements



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